Exhibit 99.1

3113 Woodcreek Drive • Downers Grove • IL • 60515

Main Phone: (630) 719 -7800 • Web site: www.FTDI.com  • NASDAQ: FTDI

CONTACT INFORMATION:

FTD, Inc. (Investor Contact)	FTD, Inc. (Investor/Media Contact)
Carrie Wolfe	Lisa Witek
Chief Financial Officer	Director of IR
(630) 724-6512	(630) 719-6174
cwolfe@ftdi.com	lwitek@ftdi.com

FTD, Inc. Reports Q2 ’04 Revenue Increase of 9.0% Over the Prior Year’s Quarter

Downers Grove, IL, January 20, 2004 – FTD, Inc. (NASDAQ: FTDI), a leading provider of floral services and products, today announced second quarter fiscal 2004 financial results.

Revenue for the second quarter of fiscal 2004 was $96.8 million, an increase of 9.0% compared with $88.8 million reported in the same quarter of the prior fiscal year. These results reflected a 9.3% increase in revenues in the Consumer Business and an 8.7% increase in revenues in the Florist Business. On a Generally Accepted Accounting Principles (GAAP) basis, net income increased 65.6% to $5.5 million, or $0.34 per basic and $0.33 per diluted share, from $3.3 million, or $0.21 per basic and $0.20 per diluted share, in the second quarter of the prior fiscal year.  As adjusted for certain gains and charges in the current fiscal year that are not expected to reoccur, adjusted net income increased 57.9% to $5.3 million, or $0.32 per basic and diluted share, compared to the second quarter of the prior fiscal year.

A table reconciling GAAP basis net income to adjusted net income is included within the attached consolidated financial statements.  The Company believes this adjusted net income measure is useful and relevant because these gains and charges are not likely to reoccur, and a comparison excluding the gains and charges provides a supplemental comparison of the Company’s operations and results.  For the second quarter of fiscal 2004, adjusted net income excluded charges totaling $1.2 million, net of tax, related to expenses incurred by the Company related to its proposed merger with an affiliate of Leonard Green & Partners, L.P.  Additionally, adjusted net income excluded a gain of $1.5 million related to a settlement with the insurance carrier that maintained a policy covering the Company and its directors and officers in connection with the consolidated shareholder class actions pending in the Court of Chancery for New Castle County in Wilmington, Delaware, titled “In Re FTD.COM, Inc. Shareholders Litigation.”  As previously announced, the Company entered into a settlement with the plaintiffs in the shareholder litigation and had been pursuing claims against two insurance carriers, one that provided coverage to the Company and its directors and officers and another that provided coverage to FTD.COM and its directors and officers.  The Company has settled with the former carrier and is continuing to pursue claims against the latter.  The insurance carrier that maintained the policy covering FTD.COM and its directors and officers has initiated litigation seeking to deny coverage for the shareholder lawsuits that are the subject of the settlement, while the Company believes that FTD.COM and the individual defendants are entitled to coverage.  Any further recoveries from the insurance providers relating to the settlement will be recorded as Other Income in the period realized.

Consumer Business Segment

The Consumer Business segment reflects the results of operations of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts. Revenues for this segment grew $4.5 million to $53.2 million for the quarter from $48.7 million in the prior fiscal year’s quarter. Higher order volumes and an increase in average order value contributed to this year-over-year increase. Operating income for the Consumer Business was $2.5 million compared to $1.7 million in the same quarter of the prior fiscal year. This increase was primarily the result of higher revenues and expanded gross profit margins. The growing contribution of higher margin Internet orders as a percentage of total orders in the Consumer Business segment also helped drive incremental gains in gross profit margins.  Internet orders as a percentage of total orders increased to 81.1% in the current quarter from 76.9% in the second quarter of fiscal 2003.

Consumer orders during the quarter totaled approximately 886,000 compared to approximately 821,000 orders in the same quarter of the prior fiscal year. Average order value increased to $60.07 in the current quarter from $59.33 in the prior fiscal year’s quarter. Growth in orders was led by the continued success in expanding existing and adding new alliances with marketing partners and an increase in specialty gift sales.  Specialty gift orders grew 54.6% during the quarter compared to the same quarter of the prior fiscal year, and continue to be a significant component of revenue in the Consumer Business segment. Specialty gift orders comprised 30.0% of total orders for the current quarter compared to 21.0% of total orders for the second quarter of fiscal 2003.  Within the Consumer Business segment, plants, cookies and gourmet foods continue to be top sellers in its overall specialty gift category.

Florist Business Segment

The Florist Business segment primarily markets floral products and services, such as clearinghouse services, technology products and services and floral shop supplies, to FTD members and other retail locations offering floral products in the U.S. and Canada. Second quarter revenues for this segment were $43.6 million, up from $40.1 million in the prior year’s comparable quarter. This increase was due to improved penetration of its major product and service lines sold to FTD members and a solid Christmas holiday season.  Operating income for the Florist Business segment increased to $9.6 million for the second quarter of the current fiscal year from $7.5 million in the prior fiscal year’s quarter as a result of the increase in revenues and reduction in general and administrative expenses driven by continued cost control efforts.

FTD florist membership increased to 19,700 members as of December 31, 2003 compared to 19,400 as of June 30, 2003.  The Company also increased its brand presence in non-member retail locations by partnering local FTD Florists with leading mass-market retail locations to promote the FTD brand and increase consumers’ everyday purchases of flowers. The Company remains focused on a balanced approach of strengthening its membership base, while increasing the penetration of the suite of products and services offered to the FTD membership base and other retail locations.

Pending Merger Transaction

As previously announced, FTD entered into a merger agreement on October 5, 2003, pursuant to which the Company would be acquired by an affiliate of Leonard Green & Partners, L.P. Under the terms of the agreement, FTD’s stockholders would receive $24.85 per share in cash upon the closing of the merger. The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including stockholder approval and completion of the acquisition financing. The Company received antitrust clearance for the transaction in December 2003.  Stockholder approval will be solicited by FTD by means of a proxy statement, which will be mailed to FTD stockholders upon the completion of the required Securities and Exchange Commission filing and review process. Subject to satisfaction or waiver of the closing conditions, the parties anticipate consummating the transaction later in the first calendar quarter of 2004.

Conference Call

A conference call has been scheduled for January 20, 2004 at 9:00 a.m., Central Time, to review the results for the second fiscal quarter ended December 31, 2003. To listen to the call over the Internet, go to www.FTDI.COM at least 15 minutes early to register, download and install any necessary audio software. To listen to the call by telephone, dial (800) 374-1504 (mention conference ID #4807662). A replay of the call will be available until February 3, 2004 through www.FTDI.COM or by dialing (800) 642-1687 (mention conference ID #4807662). The conference call contains time-sensitive information that is accurate only as of January 20, 2004, the date of the live broadcast.  The call is the property of FTD, Inc.  Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD, Inc. is strictly prohibited.

About FTD, Inc.

FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD’s Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD’s Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number.  FTD, Inc.’s Class A Common Stock is quoted on the NASDAQ National Market under the symbol “FTDI”.  Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.com.

The proxy statement that FTD plans to file with the Securities and Exchange Commission and mail to its stockholders in connection with the proposed merger will contain information about FTD, Inc., Leonard Green & Partners, L.P. and its affiliated participants in the proposed transaction, the proposed merger and related matters.  Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.  In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, Inc., without charge, at the Securities and Exchange Commission’s web site (www.sec.gov).  Stockholders may also obtain copies of these documents without charge by requesting them in writing from FTD, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515, or by telephone at (630) 719-7800.

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed merger. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, including: statements regarding the proposed transaction with Leonard Green & Partners, L.P.; statements regarding anticipated revenue growth and profitability, including the anticipated effect of charges and gains that are not expected to reoccur; expectations regarding the benefits of investments in new products, programs and offerings; and statements regarding opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the failure to obtain the necessary stockholder approval or required financing for the proposed transaction with Leonard Green & Partners, L.P. in a timely manner or at all; satisfaction of various other closing conditions contained in the definitive merger agreement; the Company’s ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company’s products and services; the acceptance by members of the new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to member florists; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of the Company’s marketing campaigns; the ability to retain customers and increase average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company’s Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; the Company’s ability to integrate additional partners or acquisitions, if any are identified; and the resolution of pending or threatened litigation.  These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission.

FTD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Florist Business	$43,555	$40,084	$85,247	$86,028
Consumer Business	53,240	48,707	85,124	76,349
Total revenues	96,795	88,791	170,371	162,377

Costs of goods sold and services provided:
Florist Business	13,747	12,806	28,268	28,881
Consumer Business	39,796	37,161	63,846	58,636
Corporate	662	657	1,292	1,227
Total costs of goods sold and services provided	54,205	50,624	93,406	88,744

Gross profit:
Florist Business	29,808	27,278	56,979	57,147
Consumer Business	13,444	11,546	21,278	17,713
Corporate	(662)	(657)	(1,292)	(1,227)
Total gross profit	42,590	38,167	76,965	73,633

Advertising and selling:
Florist Business	14,557	14,000	26,338	25,478
Consumer Business	6,279	5,572	8,805	7,492
Total advertising and selling	20,836	19,572	35,143	32,970

General and administrative:
Florist Business	2,634	2,803	5,351	5,335
Consumer Business	3,948	3,509	6,943	6,047
Corporate	7,505	6,180	13,530	12,812
Total general and administrative	14,087	12,492	25,824	24,194

Operating income (loss) before corporate allocations:
Florist Business	12,617	10,475	25,290	26,334
Consumer Business	3,217	2,465	5,530	4,174
Corporate	(8,167)	(6,837)	(14,822)	(14,039)
Total operating income before corporate allocations	7,667	6,103	15,998	16,469

Corporate Allocations:
Florist Business	2,974	2,955	6,071	5,834
Consumer Business	704	780	1,443	1,536
Corporate	(3,678)	(3,735)	(7,514)	(7,370)
Total corporate allocations	—	—	—	—

Income (loss) from operations:
Florist Business	9,643	7,520	19,219	20,500
Consumer Business	2,513	1,685	4,087	2,638
Corporate	(4,489)	(3,102)	(7,308)	(6,669)
Total income from operations	7,667	6,103	15,998	16,469

Other income and expenses:
Interest income	(7)	(18)	(13)	(127)
Interest expense	204	477	445	1,077
Other expense (income), net	(1,534)	11	(1,469)	(45)

Total other income and expenses	(1,337)	470	(1,037)	905

Income before income tax	9,004	5,633	17,035	15,564

Income tax expense	3,463	2,287	6,686	6,408

Net income	$5,541	$3,346	$10,349	$9,156

Net income per common share - basic	$0.34	$0.21	$0.63	$0.56
Net income per common share - diluted	$0.33	$0.20	$0.62	$0.55

Weighted average common shares outstanding - basic	16,457	16,306	16,408	16,354
Weighted average common shares outstanding - diluted	16,711	16,511	16,675	16,581

FTD, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2003	June 30, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,275	$1,921
Accounts receivable, less allowance for doubtful accounts of $4,982 at December 31, 2003 and $5,284 at June 30, 2003	28,439	23,398
Inventories, net	9,088	8,668
Deferred income taxes	4,740	4,740
Prepaid expenses and other	7,382	4,224
Total current assets	60,924	42,951

Property and equipment:
Land and improvements	1,600	1,600
Building and improvements	8,993	8,858
Mercury consoles	4,243	4,233
Furniture and equipment	19,798	19,131
Total	34,634	33,822
Less accumulated depreciation	22,235	20,648
Property and equipment, net	12,399	13,174

Other assets:
Other noncurrent assets, net	13,064	11,986
Customer lists, less accumulated amortization of $1,491 at December 31, 2003 and $1,023 at June 30, 2003	3,185	3,653
Trademark, less accumulated amortization of $2,719 at December 31, 2003 and June 30, 2003	12,281	12,281
Goodwill, less accumulated amortization of $17,286 at December 31, 2003 and June 30, 2003	120,326	120,326
Total other assets	148,856	148,246
Total assets	$222,179	$204,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	50,345	37,729
Customer deposits	5,766	6,095
Unearned income	1,723	1,664
Other accrued liabilities	18,031	19,655
Total current liabilities	75,865	65,143

Long-term debt	—	6,500
Post-retirement benefits and accrued pension obligations, less current portion	4,541	4,858
Deferred income taxes	5,547	5,547

Stockholders’ equity:

Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock:
Class A, $0.01 par value, 300,000,000 shares authorized; 15,542,695 shares issued at December 31, 2003 and 15,516,800 at June 30, 2003	155	155
Class B convertible, $0.0005 par value, 20,000,000 shares authorized; 2,076,607 shares issued at December 31, 2003 and 2,112,502 at June 30, 2003	1	1
Paid-in capital	150,092	148,840
Retained earnings (accumulated deficit)	3,263	(7,086)
Accumulated other comprehensive loss	(559)	(621)
Unamortized restricted stock	(85)	(250)
Treasury stock at cost, 295,125 shares and 438,196 shares of Class A and 801,250 shares of Class B convertible as of December 31, 2003 and June 30, 2003	(16,641)	(18,716)
Total stockholders’ equity	136,226	122,323
Total liabilities and stockholders’ equity	$222,179	$204,371

FTD, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$10,349	$9,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,021	3,776
Deferred compensation expense	36	844
Amortization and write off of deferred financing costs and original issue discount	121	142
Provision for doubtful accounts	1,562	2,012
Deferred income taxes	—	2,754
Increase (decrease) in cash due to change in assets and liabilities, net of acquisitions:
Restricted cash	—	1,400
Accounts receivable	(7,301)	(8,316)
Inventories	(420)	(1,189)
Prepaid expenses and other	(3,158)	(5,127)
Other noncurrent assets	106	108
Accounts payable	12,616	9,412
Accrued liabilities, customer deposits, unearned income and other	1,231	(1,359)

Net cash provided by operating activities	19,163	13,613

Cash flows from investing activities:
Acquisitions	—	(12,739)
Expenditures related to the 2002 Merger	—	(138)
Capital expenditures	(3,389)	(2,513)
Decrease in officer notes receivable	—	248

Net cash used in investing activities	(3,389)	(15,142)

Cash flows from financing activities:
Net repayments of revolving credit facility	(6,500)	(27,000)
Deferred financing costs	—	(220)
Issuance of treasury stock	18	75
Repurchase of treasury stock	—	(4,098)

Net cash used in financing activities	(6,482)	(31,243)

Effect of foreign exchange rate changes on cash	62	(33)

Net increase (decrease) in cash and cash equivalents	9,354	(32,805)

Cash and cash equivalents at beginning of period	1,921	36,410

Cash and cash equivalents at end of period	$11,275	$3,605

FTD, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands, except per share amounts)

Reconcilation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

	Three Months Ended December 31,			Six Months Ended December 31,
	2003		2002	2003		2002

Net income, as reported (GAAP basis)	$5,541		$3,346	$10,349		$9,156

Gain attributable to insurance proceeds related to the shareholder lawsuit settlement	(1,488	)(1)	—	(1,488	)(1)	—
Expenses related to proposed transaction with Leonard Green & Partners, L.P	1,305	(2)	—	1,305	(2)	—
Total adjustments not expected to reoccur	(183)		—	(183)		—
Tax effect of adjustments (40%)	(74	)(3)	—	(74	)(3)	—
Adjusted net income (non-GAAP basis)	$5,284		$3,346	$10,092		$9,156

Net income per common share - basic:
Net income, as reported (GAAP basis)	$0.34		$0.21	$0.63		$0.56
Total adjustments not expected to reoccur, net of tax	(0.02)		—	(0.01)		—
Adjusted net income (non-GAAP basis)	$0.32		$0.21	$0.62		$0.56

Net income per common share - diluted:
Net income, as reported (GAAP basis)	$0.33		$0.20	$0.62		$0.55
Total adjustments not expected to reoccur, net of tax	(0.01)		—	(0.01)		—
Adjusted net income (non-GAAP basis)	$0.32		$0.20	$0.61		$0.55

(1)                   In the second quarter of fiscal year 2004, FTD, Inc. recorded as a component of other expense (income), net, a gain of $1,488 related to the receipt of insurance proceeds related to the consolidated shareholder class action litigation associated with the Company’s fiscal 2002 merger with FTD.COM.  This gain will not be taxable and therefore has no effect on income tax expense.

(2)                   In the second quarter of fiscal year 2004, FTD, Inc. recorded as a component of Corporate general and administrative expense, expenses of $1,305 related to the proposed transaction with Leonard Green & Partners, L.P.  A portion of this charge will not be deductible for tax purposes and therefore has no effect on income tax expense.

(3)                   Income tax expense presented includes a benefit of $74 for the three and six-month periods ended December 31, 2003, related to the certain deductible charges as described in note 2 above, at the Company’s statutory income tax rate of 40%.